Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Geoffrey Mogilner
Midway Games Inc.
(773) 961-2222
gmogilner@midway.com
MIDWAY REPORTS 2006 Q2 RESULTS
Chicago, Illinois, August 3, 2006 — Midway Games Inc. (NYSE: MWY) today announced results of operations for the three month period ended June 30, 2006. The Company also confirmed its prior full year revenue guidance and updated its earnings guidance, as well as provided revenue and earnings guidance for the third quarter ending September 30, 2006.
SECOND QUARTER RESULTS
Net revenues for the 2006 second quarter were $25.9 million, compared with 2005 second quarter net revenues of $36.9 million. The 2006 second quarter loss applicable to common stock was $31.0 million which includes $0.9 million of stock option expense, or a loss of $0.34 per share, compared with a 2005 second quarter loss applicable to common stock of $29.9 million, or $0.35 per share.
Other financial and operating highlights during the second quarter of 2006 include:
•	Midway launched NBA Ballers: Phenom for PlayStation 2, Rampage: Total Destruction for PlayStation 2 and Nintendo GameCube, NBA Ballers: Rebound for the PlayStation Portable (PSP), and MLB Slugfest 2006 for PlayStation 2 and Xbox;
•	Midway also launched Rise & Fall: Civilizations at War worldwide for the PC, which charted as the #1 PC title in the United Kingdom for the three weeks following launch according to Chart-Track;
•	Several of Midway’s games shown at this year’s E3 trade event in Los Angeles received awards and critical praise including Stranglehold with IGN’s PC “BEST ACTION GAME” and GamesRadar’s “TOP 5 XBOX 360 GAMES,” as well as accolades and nominations for Unreal Tournament 2007, Mortal Kombat: Armageddon, and The Lord of the Rings Online: Shadows of Angmar;
•	Midway announced this week that, in addition to the expected Fall releases of Happy Feet and The Ant Bully for the Nintendo Wii, it will add two more games to its Wii lineup: Rampage: Total Destruction, scheduled for release in the fourth quarter, and Mortal Kombat: Armageddon, scheduled for release in first quarter 2007;

•	Blitz: The League, after reaching Greatest Hits status for the PlayStation 2 and Platinum Hits status for the Xbox during the quarter, has shipped over 1 million units in North America. On the heels of this success, Midway expects to release Blitz: The League for Xbox 360 and the PSP this Fall;
•	In May 2006, Midway completed the private placement of $75.0 million of 7.125% Convertible Senior Notes due 2026. Midway anticipates using the net proceeds of approximately $72.7 million for general corporate purposes; and
•	Midway announced the election of Robert J. Steele to the Board of Directors at its 2006 Annual Meeting of Stockholders that was held Thursday, June 22, 2006.
David F. Zucker, president and chief executive officer, commented, “Second quarter results were in line with guidance, and we are especially pleased by the European performance of Rise & Fall, a new intellectual property, which topped the PC charts in the United Kingdom for the first time in Midway’s history, demonstrating our new European team’s ability to execute.”
OUTLOOK
For the quarter ending September 30, 2006, Midway expects net revenues of approximately $24 million, with a net loss of approximately $23 million. For the third quarter, Midway has already released The Ant Bully for PlayStation 2, GameCube, GameBoy Advance and the PC. During the remainder of the quarter, the Company expects to release Spy Hunter: Nowhere to Run for PlayStation 2 and Xbox. For the year ending December 31, 2006, Midway continues to expect revenues of $155 million driven by major fourth quarter releases of Happy Feet and Mortal Kombat: Armageddon. The Company now expects a full year net loss of approximately $70 million, compared to our prior guidance of $66 million. The increase in net loss is primarily due to costs associated with our recent convertible debt offering completed May 30, 2006. The full year guidance includes approximately $3 million of stock option expense.
Mr. Zucker commented, “We are continuing to position Midway to succeed in the next console cycle, and we believe we have demonstrated to gamers and investors at this year’s E3 conference that we have a strong line-up both short term, with upcoming releases of Mortal Kombat, Spy Hunter, Happy Feet, and Blitz: The League for Xbox 360 and PSP, as well as longer term for next generation and PC markets with Stranglehold, Unreal Tournament 2007, The Lord of the Rings Online, and The Wheelman. We continue to believe that 2007 will show our true potential and the reemergence of Midway as a top tier video game publisher.”
CONFERENCE CALL
Midway Games Inc. is hosting a conference call and simultaneous webcast open to the general public at 4:45 P.M. EDT today, Thursday, August 3, 2006. The conference call number is (866) 770-7051 or (617) 213-8064 (international callers). The access code for the call is 83753437. Please call ten minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call on the Internet at www.investor.midway.com or at www.earnings.com. Please log-on fifteen minutes in advance to ensure that you are connected prior to the call’s initiation. Following its completion, a replay of the call can be accessed until August 10th by dialing
(888) 286-8010 or (617) 801-6888

(international callers). The access code for the replay is 56097116. Additionally, a replay of the call will be available for twelve months on the Internet via www.investor.midway.com.
ABOUT MIDWAY
Midway Games Inc. (NYSE:MWY), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major videogame systems and personal computers. More information about Midway and its products can be found at www.midway.com.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information. The Company’s actual results could differ materially from those described in the forward-looking statements as a result of a number of risks and uncertainties, including, without limitation, the performance of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the current console platform transition and other technological changes, dependence on major platform manufacturers and other risks more fully described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and in other filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.
– tables follow –

Midway Games Inc., 8/3/06	page 4
MIDWAY GAMES INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net revenues	$25,922	$36,926	$41,318	$50,741

Cost of sales:
Product costs and distribution	10,289	13,904	17,859	18,970
Royalties and product development	17,009	21,165	24,124	24,695

Total cost of sales	27,298	35,069	41,983	43,665

Gross profit (loss)	(1,376)	1,857	(665)	7,076

Research and development expense	10,715	10,444	21,377	19,410
Selling and marketing expense	12,937	15,779	19,390	23,059
Administrative expense	5,446	4,469	10,792	8,649
Restructuring and other charges	(161)	—	(161)	—

Operating loss	(30,313)	(28,835)	(52,063)	(44,042)
Interest income	1,143	490	2,138	1,118
Interest expense	(2,192)	(371)	(3,883)	(724)
Other income and (expense), net	782	(806)	976	(1,439)

Loss before income taxes	(30,580)	(29,522)	(52,832)	(45,087)
Provision for income taxes	427	328	774	656

Net loss	(31,007)	(29,850)	(53,606)	(45,743)
Preferred stock dividends:
Distributed	—	63	—	126
Imputed	—	1	—	3

Loss applicable to common stock	$(31,007)	$(29,914)	$(53,606)	$(45,872)

Loss per share of common stock:
Basic and diluted	$(0.34)	$(0.35)	$(0.59)	$(0.53)

Weighted average number of shares outstanding:
Basic and diluted	90,651	85,941	90,531	85,792

– balance sheets follow –

Midway Games Inc., 8/3/06	page 5
MIDWAY GAMES INC.
Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2006	2005
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$128,463	$98,376
Receivables, net	9,788	30,835
Inventories	2,924	5,811
Capitalized product development costs	37,660	27,570
Prepaid expenses and other current assets	13,031	16,134

Total current assets	191,866	178,726
Capitalized product development costs	2,660	25
Property and equipment, net	20,718	19,049
Goodwill	41,143	41,108
Other assets	11,230	9,355

Total assets	$267,617	$248,263

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$7,359	$12,431
Accrued compensation and related benefits	3,649	4,060
Accrued royalties	3,077	3,938
Accrued selling and marketing	3,334	4,418
Deferred revenue	2,085	384
Current portion of long-term debt	3,333	3,333
Other accrued liabilities	14,577	13,440

Total current liabilities	$37,414	$42,004

Convertible senior notes, less unamortized discount of $9,095 at June 30, 2006	$140,905	$75,000
Long-term debt	5,278	6,944
Deferred income taxes	8,742	8,086
Other noncurrent liabilities	355	784

Stockholders’ equity:
Common stock	924	922
Additional paid-in capital	441,487	431,273
Accumulated deficit	(356,705)	(303,099)
Accumulated translation adjustment	(1,016)	(439)
Deferred compensation	—	(3,610)
Treasury stock	(9,767)	(9,602)

Total stockholders’ equity	74,923	115,445

Total liabilities and stockholders’ equity	$267,617	$248,263

– supplemental data follows –

Midway Games Inc., 8/3/06	page 6
MIDWAY GAMES INC.
Net Revenues by Platform
(In thousands)
(unaudited)

	Three Months
	Ended June 30,
	2006		2005
Sony PlayStation 2	$13,835	53.4%	$13,801	37.4%
Microsoft Xbox	1,327	5.1%	18,087	49.0%
Nintendo GameCube	1,864	7.2%	210	0.6%
Nintendo Game Boy Advance	41	0.2%	174	0.5%
Sony PlayStation Portable	2,144	8.3%	—	0.0%
Personal Computer	4,978	19.2%	2,153	5.8%
License and royalty	1,616	6.2%	1,746	4.7%
Other	117	0.4%	755	2.0%

Total	$25,922	100.0%	$36,926	100.0%

	Six Months
	Ended June 30,
	2006		2005
Sony PlayStation 2	$20,758	50.2%	$20,192	39.8%
Microsoft Xbox	5,607	13.6%	20,740	40.9%
Nintendo GameCube	2,195	5.3%	2,817	5.6%
Nintendo Game Boy Advance	233	0.6%	471	0.9%
Sony PlayStation Portable	4,011	9.7%	—	0.0%
Personal Computer	5,452	13.2%	2,153	4.2%
License and royalty	2,867	6.9%	3,531	7.0%
Other	195	0.5%	837	1.6%

Total	$41,318	100.0%	$50,741	100.0%

– supplemental data follows –

Midway Games Inc., 8/3/06	page 7
MIDWAY GAMES INC.
Net Revenues by Geography
(In thousands)
(unaudited)

	Three Months
	Ended June 30,
	2006		2005
North America	$19,836	76.5%	$24,798	67.2%
International	6,086	23.5%	12,128	32.8%

Total	$25,922	100.0%	$36,926	100.0%

	Six Months
	Ended June 30,
	2006		2005
North America	$31,302	75.8%	$35,521	70.0%
International	10,016	24.2%	15,220	30.0%

Total	$41,318	100.0%	$50,741	100.0%

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